Sound Financial Bancorp, Inc. Announces Increase and Extension of Stock
Repurchase Program
Company Release – 7/26/2022
SEATTLE, WA -- (GLOBE NEWSWIRE) -- Sound Financial Bancorp, Inc. (NASDAQ:SFBC) (the “Company”), the parent holding company of Sound Community Bank, today announced that its Board of Directors approved an amendment to the Company’s existing stock repurchase program to increase the authorized repurchase amount from $2.0 million to $4.0 million effective immediately and to extend the stock repurchase program’s expiration date to January 31, 2023.
The Company initially extended the expiration date of its stock repurchase program in April 2022 to October 29, 2022. On July 26, 2022, the Board amended its stock repurchase program to increase the authorized repurchase amount to $4.0 million and to further extend the stock repurchase program’s expiration date to January 31, 2023. Since the stock repurchase program’s inception through July 26, 2022, the Company has repurchased 49,700 shares at an aggregate cost of $1.9 million, leaving $2.1 million available.
The actual timing, number and value of shares repurchased under the stock repurchase program will depend on a number of factors, including constraints specified in the Rule 10b5-1 plan, price, general business and market conditions, and alternative investment opportunities. The share repurchase program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time.
About the Company
Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one Loan Production Office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s potential repurchases of its common stock. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include significant changes in the price and availability of the Company’s stock, general economic conditions, as well as those within our industry, and numerous other factors identified in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
For additional information contact:
For additional information contact:
Laurie Stewart, President, CEO 206.436.1495